Exhibit F



                                                              October 7, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:  National Fuel Gas Company, File No. 70-9525
              -------------------------------------------

Ladies and Gentlemen:

         As counsel for National Fuel Gas Company ("National Fuel"), a holding company registered under the Public Utility Holding Company Act of 1935 (the "Act"), and its subsidiary companies, I deliver to you this opinion for filing as Exhibit F to the Application-Declaration referenced above. Briefly stated, National Fuel is seeking authority, through December 31, 2003, for certain of its non-utility subsidiaries to acquire equity and debt securities of one or more companies engaged in or formed to engage in certain categories of non-utility gas-related operations outside of the United States. In addition, the filing requests authority for National Fuel Resources, Inc. and/or Upstate Energy Inc. to engage directly in marketing and brokering and related activities in Canada.

         In connection with the above, I have examined:

                  (i)      the Application-Declaration, as amended; and
                  (ii) such other documents, records and matters of law as I deemed necessary to enable me to render this opinion;

         Based upon the foregoing and relying thereupon and to the extent ascertainable in advance, I am of the opinion that if the above-referenced transactions are consummated in accordance with the Application-Declaration:

                   (i) all state and federal laws applicable to the proposed transactions will have been complied with; and


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Securities and Exchange Commission
October 7, 1999
Page 2


                  (ii) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by National Fuel, or by any associate company thereof.

         I am admitted to practice law in the State of New York. I do not hold myself out as an expert on the laws of any other state or offer any opinion on such laws.

         I hereby consent to the filing of this opinion as an exhibit to the Application-Declaration.

                                        Sincerely,

                                        /s/ National Fuel Gas Company

                                        National Fuel Gas Company